Exhibit 99

[Alcoa logo]

Investor Contact	Media Contact
Nahla Azmy	Monica Orbe
(212) 836-2674	(212) 836-2632
Nahla.Azmy@alcoa.com	Monica.Orbe@alcoa.com

ROY HARVEY ASSUMES LEADERSHIP OF ALCOA’S GLOBAL PRIMARY PRODUCTS GROUP

NEW YORK, October 6, 2015 — Lightweight and high performance metals leader Alcoa (NYSE: AA) today announced that Roy Harvey, Executive Vice President, Human Resources and Environment, Health, Safety and Sustainability, is appointed President of Global Primary Products (GPP), succeeding Bob Wilt, effective immediately. Harvey previously served as both Chief Operating Officer and Chief Financial Officer of GPP, Alcoa’s upstream business. The Company recently announced plans to separate the upstream and value-add businesses into independent publicly-traded companies.

“Roy Harvey is an excellent leader to continue the transformation of our Global Primary Products Group into one of the industry’s strongest global competitors,” said Klaus Kleinfeld, Alcoa Chairman and Chief Executive Officer. “He has a strong track record of success working across the upstream businesses – in mining, refining, smelting and casting operations – in Europe, South America and North America. Roy’s experience and proven performance will be invaluable as Alcoa prepares to launch the upstream business as a public company.”

During his career, Harvey has also held several key corporate and group-level business assignments. He served as Director of Corporate Treasury and as head of Investor Relations and most recently he had oversight for all talent programs for Alcoa’s 60,000 worldwide employees as well as responsibility for the Company’s global health, safety and environmental programs.

Harvey graduated from Columbia University School of Engineering and earned Master Degrees in Finance and International Business from the Wharton School of Business at the University of Pennsylvania.

Kleinfeld also thanked Bob Wilt for his 16 years of service to Alcoa. “As President of GPP U.S. during the economic recession, Bob led Alcoa’s upstream facilities in the U.S. through one of the most dramatic downturns in the history of the aluminum industry. Most recently, as GPP President, Bob led the restructuring of Alcoa’s global primary portfolio and oversaw a wide range of productivity improvements that substantially increased the global competitiveness of Alcoa’s upstream businesses.”

Biography – Roy Harvey [hyperlink omitted]

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high-performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our more than 60,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.